PROSPECTUS                 Pricing Supplement No. 2623
Dated January 10, 1995     ated November 30, 1995
PROSPECTUS SUPPLEMENT      Rule 424(b)(3)-Registration Statement
                                 No. 33-55209
Dated January 25, 1995

              GENERAL ELECTRIC CAPITAL CORPORATION
               GLOBAL MEDIUM-TERM NOTES, SERIES A
                (Redeemable Step Up Coupon Notes)

Principal Amount:  US$30,000,000

Trade Date:  November 30, 1995

Settlement Date (Original Issue Date):December 5, 1995

Maturity Date: December 5, 2010 (unless earlier redeemed as described under "Additional Terms--Optional Redemption" below.)

Price to Public (Issue Price):  100.00%

Agent's Discount or Commission:  0.00%

Net Proceeds to Issuer (in Specified Currency):  US$30,000,000

Interest:

  Interest Rate: The Notes will pay interest at the rate of 6.75% per annum for the period from the Original Issue Date up to but excluding the Interest Payment Date scheduled to occur on December 5, 1996; thereafter, the interest rate on the Notes will reset annually on each December 5 in accordance with the schedule set forth under "Additional Terms--Interest" below.

  Interest Payment Period:
  __ Annual    X  Semi-Annual    __ Monthly    __ Quarterly

  Interest Payment Dates: June 5 and December 5 of each year, commencing June 5, 1996, up to and including the Maturity Date unless earlier redeemed. See "Additional Terms--Interest" below.

Repayment, Redemption and Acceleration:

  Initial Redemption Date:  December 5, 1996 (See  "Additional
  Terms--Redemption" below)
  Initial Redemption Percentage:  100%
  Optional Repayment Date:  Not applicable ("N/A")

POTENTIAL PURCHASERS OF THE NOTES ARE URGED TO READ THIS PRICING
SUPPLEMENT THOROUGHLY TOGETHER WITH THE ACCOMPANYING PROSPECTUS
DATED JANUARY 10, 1995 AND PROSPECTUS SUPPLEMENT DATED JANUARY 25, 1995. SEE "CERTAIN INVESTMENT CONSIDERATIONS" HEREIN.

CAPITALIZED TERMS USED IN THIS PRICING SUPPLEMENT WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASSIGNED TO
THEM IN THE PROSPECTUS SUPPLEMENT

                                             Page 2
                              Pricing Supplement No. 2623
                              Dated November 30, 1995
                              Rule 424(b)(3)-Registration Statement
                                 No. 33-55209


Form of Notes:
  X  DTC registered
  __ non-DTC registered

  The Notes will be available in denominations of $1,000 and increments of $1,000 in excess thereof.

Original Issue Discount

  Amount of OID:  N/A
  Yield to Maturity:  N/A
  Interest Accrual Date:  N/A
  Initial Accrual Period OID:  N/A

Amortizing Notes:

  Amortization Schedule:  N/A

Dual Currency Notes:

  Face Amount Currency:  N/A
  Optional Payment Currency:  N/A
  Designated Exchange Rate:  N/A

Indexed Notes:

  Currency Base Rate:  N/A

Additional Terms:

  Interest.

  Interest on the Notes will accrue from December 5, 1995 and will be payable in U.S. dollars semi-annually on June 5 and December 5 of each year, commencing June 5, 1996 up to and including the Maturity Date or date of earlier redemption (each, an "Interest Payment Date"). Interest will accrue from and including each Interest Payment Date to but excluding the next succeeding Interest Payment Date. In the event an Interest Payment Date falls on a day other than a Business Day, interest will be paid on the next succeeding Business Day and no interest on such payment shall accrue for the period from and after such Interest Payment Date to such next succeeding Business Day. The interest rate on the Notes will be equal to 6.75% per annum from and including the Original Issue Date up to but excluding December 5, 1996. Thereafter, the interest rate will be subject to adjustment annually on each December 5 in accordance with the following schedule:

                                             Page 3
                              Pricing Supplement No. 2623
                              Dated November 30, 1995
                              Rule 424(b)(3)-Registration Statement
                                 No. 33-55209




          Interest Period                         Interest Rate
                                                   (per annum)

     December 5, 1996 to December 4, 1997             6.800%
     December 5, 1997 to December 4, 1998             6.850%
     December 5, 1998 to December 4, 1999             6.900%
     December 5, 1999 to December 4, 2000             6.950%
     December 5, 2000 to December 4, 2001             7.000%
     December 5, 2001 to December 4, 2002             7.050%
     December 5, 2002 to December 4, 2003             7.100%
     December 5, 2003 to December 4, 2004             7.150%
     December 5, 2004 to December 4, 2005             7.200%
     December 5, 2005 to December 4, 2006             7.250%
     December 5, 2006 to December 4, 2007             7.350%
     December 5, 2007 to December 4, 2008             7.500%
     December 5, 2008 to December 4, 2009             7.750%
     December 5, 2009 to December 4, 2010             8.000%

  The amount of interest payable on each Interest Payment Date will be be calculated and paid based on the number of days in the period in respect of which payment is being made divided by 360 (the number of days to be calculated on the basis of a year of 360 days consisting of twelve 30-day months). As a result, the amount payable on each Interest Payment Date will remain constant for each of the 12 Interest Payment Dates from and including the date of each annual adjustment of the interest rate irrespective of the actual number of days since the preceding monthly Interest Payment Date.

  Optional Redemption.

  The Company may at its option elect to redeem the Notes in whole on December 5, 1996 or on any Interest Payment Date thereafter (each such date, an "Optional Redemption Date") at 100% of their principal amount plus accrued interest to but excluding the date of redemption (the "Redemption Date"). In the event the Company elects to redeem the Notes, notice will be given to registered holders not more than 60 nor less than 30 days prior to the Redemption Date.

                                             Page 4
                              Pricing Supplement No. 2623
                              Dated November 30, 1995
                              Rule 424(b)(3)-Registration Statement
                                 No. 33-55209



Certain Investment Considerations:

  Prospective purchasers of the Notes should be aware that the Notes will pay interest at different fixed rates each year through the Maturity Date unless earlier redeemed by the Company. Prospective purchasers should also be aware that the Company has the option to redeem the Notes on any Optional Redemption Date and will be likely to elect to redeem the Notes in the event prevailing market interest rates are lower than the then-current interest rate on the Notes.

Plan of Distribution:

  The Notes are being purchased by Smith Barney Inc. (hereinafter referred to as the "Underwriter") as principal at a purchase price of 100% of the aggregate principal amount of the Notes.
  The net proceeds to the Corporation will be 100% of the principal amount of the Notes.

  The Company has agreed to indemnify the Underwriter against and contribute toward certain liabilities, including liability under the Securities Act of 1933, as amended.